Exhibit 99.1


      CTB International Corp. Acquires Shenandoah Manufacturing Co., Inc.; Signs Letter of Intent to Acquire Certain Assets of and a Minority Interest in
             Jay-Dee Industries, Inc.; Financial Terms Not Disclosed


MILFORD, Ind., August 9, 2002 - CTB International Corp. (NASDAQ: CTBC) today announced that it has, through a wholly-owned subsidiary, finalized the purchase of substantially all the assets of Harrisonburg, Virginia-based Shenandoah Manufacturing Co., Inc., a leading manufacturer of poultry heaters, nests and incinerators, as well as certain commercial heating products.

Shenandoah recorded sales of approximately $15.0 million in the year ended December 31, 2001, approximately two-thirds of which were into the poultry industry. Financial terms of the transaction were not disclosed.

The assets purchased include production machinery, patents, trademarks and trade names associated with Shenandoah's product lines. These lines include Shenandoah's well-known SHEN GLOW(TM) Brooder, additional poultry and livestock facility heaters, nesting systems and collectors for fertile eggs, incinerators and Shenandoah's HORIZON (R) Series of environmentally friendly commercial heaters, which operate using waste oil.

Additionally, CTB announced that it has signed a letter of intent with Jay-Dee Industries, Inc. of Dassel, Minnesota, to acquire certain assets including production machinery, patents, trademarks and trade names related to fabrication of JAY-DEE (R) Poultry Nests and to obtain a minority interest in Jay-Dee Industries. The definitive agreement is expected to be signed in the next few weeks. CTB previously signed an exclusive worldwide marketing arrangement with Jay-Dee Industries in 1998 to market the JAY-DEE (R) Poultry Nests.

CTB intends to relocate manufacturing of Shenandoah's poultry heater and nest products from Virginia to CTB's Anderson, Missouri, plant, where CTB's existing lines of heating systems are already manufactured. The Company also intends to consolidate nest manufacturing operations in the Anderson, Missouri, plant by transferring production of JAY-DEE (R) Poultry Nests there in addition to Shenandoah nest production. In accordance with CTB's letter of intent with Jay-Dee Industries, Jay-Dee's Dassel, Minnesota, facility would then be used to manufacture Shenandoah poultry incinerators and to manufacture and market Shenandoah's HORIZON (R) Series waste oil heaters.

CTB expects to continue to operate Shenandoah's Harrisonburg plant for a period of up to six months, while it completes the transition of manufacturing operations, and to close the Harrisonburg plant at the end of that period.

"The Shenandoah products have a solid reputation in the poultry industry, and this acquisition provides us with the leading line of poultry heaters, nests and incinerators. These products are a welcome addition to the line we offer the poultry industry," according to Victor A. Mancinelli, CTB president and chief executive officer. "The Shenandoah acquisition and the pending Jay-Dee Industries transaction also provide us with operational synergies by allowing us to consolidate poultry nest and heater manufacturing in our existing Anderson, Missouri, facility, and to benefit from Jay-Dee Industries' skill as manufacturers and from use of their available plant space for production of Shenandoah incinerators and waste oil heaters."

CTB anticipates that these transactions will not significantly impact its 2002 earnings but should be accretive during 2003.

About CTB
CTB International Corp. is a leading designer, manufacturer and marketer of systems for the poultry, hog, egg production, and grain industries. Celebrating its 50th anniversary this year, CTB operates from facilities in the U.S.A., Europe and Latin America as well as through a worldwide distribution network.

CTB continues to focus on its strategy of emerging as the best cost manufacturer in the industries it serves, emphasizing its product-driven focus, expanding its global physical presence, extending its competitive advantage through accretive acquisitions and/or other beneficial business arrangements, and enhancing its financial strength.

Disclosure Regarding Forward-Looking Statements
In addition to historical information, this document contains certain statements representing the Company's expectations or beliefs concerning future events. These statements are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a safe harbor for such statements. The use of words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "projects," "could," "may," "will" or similar expressions are intended to identify these statements. The forward-looking statements contained in this document include, without limitation, statements related to the potential effects of the Shenandoah acquisition, completion of the Jay-Dee Industries transaction, manufacturing and marketing plans, and future profitability. They also involve certain risks and uncertainties regarding CTB International Corp.'s business and operations and the agriculture industry. The Company's actual results could differ materially from those expressed or implied by such forward-looking statements. The Company cautions that these statements are further qualified by other important factors, including, but not limited to those set forth in the Company's Form 10-K filing and its other filings with the Securities and Exchange Commission. The Company undertakes no obligation to release publicly any revisions to forward-looking statements in this document to reflect new circumstances or unanticipated events as they occur.